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EXHIBIT 21

SUBSIDIARIES OF
CASINO DATA SYSTEMS

CDS Services Company, a Nevada corporation

CDS Signs, Inc., a Nevada corporation

TurboPower Software Company, a Nevada corporation

CDS Gaming Company, a Nevada corporation

CDS Graphics and Imaging, a Nevada corporation

Imageworks, Inc., a Nevada corporation

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SUBSIDIARIES OF CASINO DATA SYSTEMS